Exhibit 99.1

3750 Torrey View Ct

San Diego, CA 92130

www.CareFusion.com

FOR IMMEDIATE RELEASE

Contacts:

Media:	Jim Mazzola (858) 617-1203 jim.mazzola@carefusion.com	Investors:	Carol Cox (858) 617-2020 carol.cox@carefusion.com

CAREFUSION NAMES KIERAN T. GALLAHUE CHAIRMAN AND CEO

As CEO of ResMed, Gallahue drove substantial revenue and EPS growth, expansion of operating margins

Succeeds CareFusion Chairman and CEO David L. Schlotterbeck who previously announced plans to retire by Feb. 28

SAN DIEGO, Feb. 1, 2011 – CareFusion Corporation (NYSE: CFN), a global, medical technology company, announced today the appointment of Kieran T. Gallahue as chairman and chief executive officer, succeeding David L. Schlotterbeck who previously announced plans to retire later this month.

A seasoned medical-technology executive, Mr. Gallahue, 47, was most recently president and CEO of ResMed (NYSE: RMD), a global leader in medical equipment for treating, diagnosing and managing sleep-related respiratory disorders.

During his tenure, the company grew revenue approximately 500 percent to $1.2 billion, while expanding operating margins and increasing net income more than 20 percent annually. He built an exceptional management team and global organization that commercialized products in more than 70 countries.

Mr. Gallahue has nearly 20 years of strategic, operational and corporate management experience in the health care industry, with deep expertise in the medical technologies field. Since 2007, he has also served on the board of Volcano Corp. (NASDAQ: VOLC), a developer of products for interventional cardiology.

“Kieran brings strategic, operational and public company experience to CareFusion, with a proven track record of growth – all qualities that were critical in our search process,” said J. Michael Losh, presiding director of the CareFusion board. “CareFusion has ample opportunities to grow and innovate, as we execute against our near-term plans to expand margins. We see a clear path to create exponentially greater value and believe Kieran is an ideal fit to accelerate this work.”

Mr. Gallahue said, “It is a rare opportunity to join a company with an end-to-end portfolio of category leading products yet with such growth potential on the top and bottom lines. I have been very impressed in my early discussions with the board and management team. While I will miss my colleagues at ResMed, I am proud of the extraordinary, market-leading company we have built there and am energized about the future at CareFusion.”

CareFusion News: Kieran T. Gallahue Named Chairman and CEO

Mr. Gallahue served as president, CEO and a director of ResMed since January 2008. He joined the company in January 2003 as president and COO of the Americas, and was promoted in September 2004 to the role of ResMed’s global president and chief operating officer. Prior to joining ResMed, he held positions of increasing responsibility at Nanogen, a DNA research and medical diagnostics firm, and Instrumentation Laboratory, a leader in diagnostic instruments for critical care and hemostatsis. He has also held marketing, sales and financial roles at The Procter & Gamble Company and GE.

He holds a Bachelor of Science degree in Economics and Accounting from Rutgers University and an M.B.A. from Harvard Business School.

About CareFusion Corporation

CareFusion (NYSE: CFN) is a global corporation serving the health care industry with products and services that help hospitals measurably improve patient care. The company develops market-leading technologies including Alaris® IV pumps, Pyxis® automated dispensing and patient identification systems, AirLife™, AVEA® and LTV® series of ventilators and respiratory products, ChloraPrep® skin prep products, MedMined™ services for infection surveillance, V. Mueller® and Snowden-Pencer® surgical instruments and NeuroCare diagnostic products. CareFusion employs more than 15,000 people across its global operations. More information may be found at www.carefusion.com.

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